FOR IMMEDIATE RELEASE

                   SCANTEK MEDICAL RECEIVES $250,000 LOAN AND
                 $100,000 FOR THE COMPLETION OF A CLINICAL STUDY

         Cedar Knolls, NJ--(Prime Zone)--January 25, 2005--Scantek Medical, Inc. (SKML.PK) announced today that on December 3, 2004, it entered into an Agreement (the "Agreement") with Life Medical Technologies, Inc. ("Life Medical") pursuant to which Life Medical, subject to certain terms and conditions, would have received an option to distribute BreastCare(TM)/BreastAlert(TM) Differential Temperature Sensor/Breast Abnormality Indicator device ("BreastCare(TM)) in the United States. However, almost immediately after the execution of the Agreement, Life Medical and Scantek determined to modify the Agreement and re-commenced negotiations. Negotiations with respect to the modifications to the Agreement are still in progress. As part of the transaction, Scantek received from Life Medical (i) a $250,000 loan (the "Loan") which is due on June 5, 2006 and bears interest at a rate of 8% per annum and (ii) $100,000 to be used towards the completion of a clinical study by Dr. Virgilio Sacchini.

         Scantek is a high-tech medical company engaged in developing, manufacturing, selling and licensing of products and devices to assist in the early detection and diagnosis of disease. Ultimately, Scantek intends to focus upon manufacturing, selling, and licensing the BreastCare(TM) device in other countries. The BreastCare(TM) device is to be used by physicians as an adjunct to clinical breast examination, mammography and other established procedures for the detection of breast disease.

         BreastCare(TM) can significantly improve early detection of breast cancer when used as an adjunct to clinical breast examination and mammography. In clinical studies in the United States (i.e., Sloan Kettering Memorial, MD Anderson Cancer Center, Guttman Institute, NY, Georgetown University, and Brotman -UCLA), in Brazil and at the European Institute of Oncology in Milan, Italy, BreastCare(TM) has been clinically proven capable of recognizing metabolic activity (angiogenesis) by recording the heat differentiation of corresponding areas of the breast. At the present time, in developing countries, as well as industrial nations, there is no available screening procedure which identifies increased metabolic activity due to abnormal cell proliferation.

         Statements in this press release which are not historical, including management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the risk factors and other information set forth in Scantek's filings with the Securities and Exchange Commission. Actual results could differ materially from any forward-looking statements and may vary from management's expectations and cannot be guaranteed.

                                      # # #

For more information
Dr. Zsigmond L. Sagi
Scantek Medical, Inc
973-401-0434